Exhibit 10.9

Rent & Operation Contract entered by and between Tengzhou Xinxing Property Development Co., Ltd.,
1st Branch and Tengzhou the Fifth Season Enterprise Management Co., Ltd. dated July 15 2010

Party A: Tengzhou Xinxing Property Development Co., Ltd., 1st Branch

Party B: Tengzhou the Fifth Season Enterprise Management Co., Ltd.

  General Information of the Rented Room
  Rent Purpose: business
  Location: 1st floor to 5th floor of Xinxing Commerce Building, Tengzhou City
  Area: approximately 23852.28 sq.m.
  Property Right
  Party A promises to own the operation right to the rented room, and Party A is totally entitled to rent the room. Party A would settle the problem if there is any third party claims to the property right to the rented room.
  Term, Rental and Other Fees of Tenancy
  Term of Tenancy: from September 1, 2010 to August 31, 2015 for 1st floor and 2nd floor; from September 1, 2010 to August 31, 2018 for 3rd floor, 4th floor & 5th floor;
  Free Rental Term: from September 1, 2010 to August 31, 2012
  Rental: RMB 0.7 yuan/sq.m./day from 3rd year to 5th year, the rental will increase by 5% from 6th year, and will increase by 5% per three year (rental excluding from fees on water, electric, gas, communication, property management and government levy)
  Way of Payment: pay once a year
  Earnest money: RMB 1,000,000 yuan to Party A
  Headlines of the articles omitted
  Decoration & Fitment
  Sales & Property Management
  Modification and Termination of Contract
  Breach of the Contract
  Miscellaneous